Exhibit 10.1

ADDENDUM III TO

STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - GROSS

This Addendum III to the Lease is attached to, made part of, and incorporated into that certain Lease dated April 23, 2008 by and between NORTHWEST ASSET MANAGEMENT, as authorized agent for Branagh Family 2000 Trust, Patterson Family Trust et al as Tenants in Common ("Lessor"), and DURECT Corporation, a Delaware corporation ("Lessee"), with reference to the certain real Property known as 830 Eubanks Drive, Suites A, B & C, City of Vacaville, County of Solano, State of California ("Premises").

Each section of this Addendum III modifies, amends, or adds to corresponding numbered section of the Lease Agreement. In the event of a conflict between any section of this Addendum III, and any provision of the Lease Agreement, Addendum I or Addendum II, this Addendum III shall govern over the Lease.

Defined terms not otherwise defined in this Addendum III shall have the meanings ascribed to such terms in the Standard Lease, Addendum I and Addendum II.

All references to the "Lease" in the Standard Lease, Addendum I, and Addendum II or in this Addendum III shall mean, collectively, the Standard Lease, Addendum I and Addendum II as modified by this Addendum III.

Therefore, for valuable consideration of the provisions contained herein, the receipt, and sufficiency of which is hereby acknowledged, both of the undersigned parties do hereby agree as follows:

1.	Term: The Term of the Lease is hereby extended for a period of five (5) years commencing September l, 2018 and ending on August 31, 2023.

2.	Base Rent: Schedule of Rents	Gross Rent / SF I Month
	September 1, 2018 thru October 15, 2018 October 16, 2018 thru August 31, 2019	$0.00 (abated) $17,381.00
	September 1, 2019 thru August 31, 2020	$17,902.43
	September 1, 2020 thru August 3I, 2021	$18,439.50
	September 1, 2021 thru August 31, 2022	$18,992.69
	September 1, 2022 thru August 31, 2023	$19,562.47

3.

Tenant Improvements: The Premises needs new vinyl flooring, painting and window blinds in Suite A; new carpet, painting and window blinds in Suite B; and new window blinds in Suite C to match. In exchange for the free (abated) rent, Lessee, at Lessee's sole cost and expense, shall perform the above listed improvements. Lessee recognizes that the "Assembly Room" located directly behind the "Break Room" in Suite A may need new vinyl flooring and Lessee may at its sole discretion and responsibility elect to make such improvement (see Exhibit "A" for reference).

4.

Option to Renew: Lessee shall have an Option to Renew the Lease for an additional and consecutive sixty (60) months by giving Lessor no less than one hundred eighty (180) calendar days' prior notice. The Lease rate shall be at 100% of Fair Market Value ("FMV").

5.	Lessor Improvements: Lessor, at Lessor's sole cost and expense, shall provide the following improvements:

>	New exterior window glazing along storefront for Suites A, B & C;
>	The window near the front door of Suite B is separating from the mullion. Lessor shall replace/repair window as needed; and
>	The metal awnings are separating from each other above the front door for Suite C. Lessor shall repair/replace as necessary.

Above work to be completed by September 1, 2018.

>	Repaint the building exterior within 12 months of the date of this Addendum III.
>	New slurry coat and striping in front parking lot within 8 months of the date of this

Addendum III.

6.	Right of First Offer to Purchase: Section 60 of the addendum to Lease shall hereby be removed in its entirety and shall be of no further force or effect.

7.

Broker: It is understood that Colliers International is representing Lessee. Lessee agrees that Colliers International should receive a brokerage fee in the amount of two and one-half percent (2.5%) from Lessor. Lessor shall pay Colliers International a brokerage fee equal to 2.5% of the contract value of the Lease renewal which is the sum of the dollar amount in Section 2 above.

8.	Acknowledgment: The parties further acknowledge and agree to the following:

a.

Broker makes no representations or warranties with respect to the physical and environmental condition of the Premises including subsurface conditions. Broker has no specific expertise with respect to making an environmental assessment of the Premises, including matters relating to the disposal of hazardous or toxic substances or waste, and environmental problems which may be posed by the Premises being within a Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Sections 2621-2630, inclusive of the California Public Resources Code or a HUD Flood Zone, as set forth in the U.S. Department of Housing and Urban Development "Special Flood Zone Area Maps", as applicable.

b.

Broker has not made an independent investigation of the Premises or determination with respect to the physical and environmental condition of the Premises, including without limitation, the existence or nonexistence of any underground tanks, pumps, piping, toxic or hazardous substances on the Premises. Likewise no investigation has been made to ensure compliance with the Americans with Disabilities Act ("ADA"). This Act may require a variety of changes to a facility, depending on its use, including potential removal of barriers to access by disabled persons and provision of auxiliary aids and services for hearing, vision or speech impaired persons.

Broker urges all parties to obtain independent legal and technical advice with respect to the physical, environmental condition, and ADA compliance of the Premises. The parties each agree that it will rely solely on its own investigation and/or that of a licensed professional specializing in these areas and not of Broker.

c.

Broker does not represent and warrant the accuracy or completeness of all documents and information ("Reports") reviewed or received by any of the parties in connection with this transaction, including financial reports, structural, geological, or engineering studies, and plans and specifications.

d.

The parties further agree not to hold Broker liable for any claims, demands, judgments, liabilities, causes of action, damages, and costs and expenses, including reasonable attorney's fees, arising from or in connection with any matters relating to the physical and environmental condition of the Premises as to which the Broker has disclaimed responsibility above, except for matters arising from or in connection with either Broker's gross negligence, fraud, or willful misconduct.

9.

Disclosures. Expert Matters and Responsibilities of Parties: The following is intended to describe the responsibilities undertaken by Colliers and by the parties with regard to disclosure issues and expert matters as described below:

EXPERT MATTERS: There are a number of potentially significant matters related to commercial properties, which may be material to a particular transaction, the evaluation of which would require specialized expertise which is beyond the expertise and/or responsibility of the Broker ("Expert Matters"). Broker recommends that parties to a potential lease or sale transaction obtain the advice of qualified professionals and experts prior to the consummation of any transaction. Parties to a sale or lease transaction should not and will not rely on Broker with regard to Expert Matters, but instead will rely entirely on their own investigation and those of qualified professionals and experts.

Expert Matters may include, but are not limited to, the following: the use, generation, storage or presence of hazardous or toxic substances and underground storage tanks; natural hazards, such as fire, flood, or earthquake; building safety and structural integrity of roof, walls, and foundations or any improvements located on the Property; operation or condition of mechanical, plumbing, utility or life safety systems; "clean rooms" (including, but not limited to, classification, operation and/or condition); mold, fungus, water damage, or effects of moisture; compliance with Americans with Disabilities Act (ADA); compliance with building, zoning and fire codes; tax, accounting, or legal effects or consequences of the proposed transaction; survey, linear or area measurements of the Property; availability and/or adequacy of utilities and utility connections and panels, adequacy, availability and condition of sewer lines and/or connections, public transportation, or other infrastructure; zoning and permitted land uses; insurance policies and premiums; architectural design or engineering; geotechnical/soil condition; termites or other pests or rodents; statements of income and expense or other financial statements; the financial soundness of a prospective tenant or subtenant; condition of title; or existing taxes, assessments or liens.

Broker has no responsibility to, has not made and will not make an independent investigation or determination with respect to any Expert Matters. Any information communicated by Broker regarding any of the Expert Matters arises from third party sources and has not been and will not be independently verified by Broker.

DISCLOSURES: Owners of real estate must comply with California law for the disclosure of any and all known material facts concerning their property to prospective tenants or buyers as well as any other items required by California law. To meet this requirement, Broker recommends that Owners of real estate obtain legal advice from a qualified legal professional. Broker shall have no responsibility for property disclosures beyond the delivery and/or disclosure of information provided by the Owner or known to the Broker. Parties to a sale or lease transaction should not and will not rely on Broker with regard to matters of disclosure required by Owners, but instead will rely entirely on their own investigation and that of qualified professionals and experts.

Matters requiring disclosure may include, but are not limited to, the following: Natural Hazard Disclosures (including whether or not the property is located in a flood hazard area, fire hazard severity zone, forest fire risk area, earthquake fault zone, or a seismic hazard zone), toxic mold disclosures, known material defects, presence or proximity to hazardous materials, compliance with the Americans with Disabilities Act (ADA), compliance with zoning laws, whether or not the property is located in a special tax zone (such as a Mello-Roos Community Facilities District) or a special assessment district, as well as historic energy use and the existence and results of Certified Access Specialist (CASp) inspections.

Except as expressly amended by this Addendum, the Lease shall remain unchanged and continue in full force and effect as provided therein and in the first Addendum and second Addendum. This Addendum (including Exhibit A attached hereto), the first Addendum, the second Addendum and the Lease constitute the complete, final and exclusive understanding and agreement of the parties with respect to the subject matter of the Lease and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter of the Lease. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AGREED AND ACCEPTED:

Lessor:Lessee:

Northwest Asset Management,DURECT Corporation,

As authorized agent for Landlorda Delaware corporation

By:               /s/ Gary Patterson                  By:/s/ Matthew Hogan

Gary Paterson

Managing Partner

Date:          4/10/18                                    Date:            3/23/18